Exhibit 10.4


Compensation of Directors

Franklin Street Properties Corp. (the "Company") compensates its non-management directors for their services as directors in the annual amount of $55,000, plus an additional $10,000 annually for the Chair of the Audit Committee. The Company also reimburses its non-management directors for expenses incurred by them in connection with attendance at Board meetings.